Exhibit 10.4

W MARKETING INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 22nd day of June 2017, to be effective as of the Effective Date as defined below between W Marketing Inc., a New York corporation (the “Company”), and Jeffrey S. Spellman (“Employee”) (each of the Company and Employee are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

        WHEREAS, the Company desires to obtain the services of the Employee, and the Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1.       Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts such employment for a period beginning on the Effective Date and ending on the one (1) year anniversary of the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term” and the Initial Term together with all Automatic Renewal Terms, if any, the “Term”) in the event that neither Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least thirty (30) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”).

1.2.       Duties and Responsibilities. Employee shall devote his full-time (40 hours per work week), attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder, shall perform such administrative, managerial and executive duties for the Company (i) as are prescribed by applicable job specifications for the Employee, (ii) as are customarily vested in and incidental to such position, and (iii) as may be assigned to him from time to time by the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of the Company (the “Board”).

1.3.       Covenants of Employee.

1.3.1       Best Efforts. Employee shall devote his best efforts to the business and affairs of the Company. Employee shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the CEO or the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.3.2       Records. Employee shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.4.       Location of Employee’s Principal Office. During the Term, the Employee’s principal office shall be at the Company’s existing location or another location reasonably provided by the Company, unless mutually agreed otherwise by the Employee and the Company.

1.5.       Effective Date. The “Effective Date” of this Agreement shall be June 23, 2017.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1.       Base Salary. So long as this Agreement remains in effect, for all services rendered by Employee hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, a base salary of $50,000.00 per year (“Base Salary”).

2.2.       Payment of Base Salary. The Base Salary shall be payable bi-weekly in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Employee is employed hereunder at any point in the work year, the Base Salary may be increased as determined by the CEO or the Board in their sole and absolute discretion. Such increase in salary, if any, shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement.

2.3.       Commissions.

2.3.1       In addition to the Base Salary, and subject to the remaining terms and conditions of this agreement and this Agreement, the Employee shall earn a commission of 4% of all Net Profit originated through the Employee’s personal direct sales efforts as determined in the reasonable discretion of the Company (the “Commissions”).

2.3.2       Payment of Commissions shall be made and payable within the month following when the products relating thereto are shipped. Reports of all the prior month’s sales orders shipped will be provided to Employee no later than the 15th day (or if the 15th day is not a business day, the next business day thereafter) of the following month for Employee’s review. Unless the Employee objects to the reports within three (3) business days, after which the parties shall work in good faith to address any objections raised by the Employee, the Commissions for the prior month’s shipped sales will be paid in the 2nd biweekly pay period of the following month and such Commissions will be paid via a separate check or direct deposit in addition to the regular base salary check or direct deposit due to Employee, unless otherwise agreed between the Company and Employee. “Net Profit” shall mean Net Sales less (i) costs of goods sold and (ii) royalties. “Net Sales” means gross sales generated by the Company, less (i) returns, (ii) discounts, (iii) adjustments, and (iv) allowances. For the sake of clarity all Commissions payable or due pursuant to this shall cease being payable and shall cease being due upon the termination of this Agreement, provided that any commissions due to the Employee for Net Profit generated by the Company through the date of termination, the payment of which has been received by the Company, but not yet paid by the Company to Employee, shall be paid by the Company to Employee promptly upon such termination.

2.4.       Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder subject to the Company’s reimbursement policies in effect from time to time and subject to Employee receiving written pre-approval for any expenses exceeding $50.

2.5.       Equity Compensation. At the end of each calendar quarter during the Term, beginning on September 30, 2017 (each a “Stock Issuance Date”), the Employee shall earn a quarterly bonus of $1,000, which shall be payable in shares of the Company’s common stock (the “Shares”). Unless registered in the sole discretion of the Company, the Shares shall be issued as restricted securities under the Securities Act of 1933, as amended (the “Securities Act”). The Shares shall be issued within ten (10) days of each Stock Issuance Date and the number of Shares due shall be based on the closing sales price of the Company’s common stock on the Stock Issuance Date, or if the applicable Stock Issuance Date is not a day where the Company’s common stock trades, the last trading day prior to the applicable Stock Issuance Date. Employee shall be deemed to have made the Representations to the Company (as defined in ARTICLE IV), each time that Shares are issued to the Employee.

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2.6.       Vacation/Sick Days/Birthday Pay.

2.6.1       Employee will be entitled to earn paid time-off (“PTO”) per year, pursuant to the below schedule. Unused PTO Days and PTO Hours shall roll-over from year to year, on December 31 of each year, but shall expire on December 31st of the second year after they were originally accrued, if unused by such date. The use of PTO must be pre-approved by the Company. Employee will accrue paid time-off hours (“PTO Hours”)(with each eight (8) accrued hours equal to one full paid time-off day (each a “PTO Day”)), pursuant to the following schedule:

Full Years of Continuous Employment With the Company	PTO Hours Earned Every Two Calendar Weeks	Maximum Number of PT Days Accrued Per Calendar Year
1-2	1.54	5
3-4	3.08	10
5-7	4.62	15
8+	6.15	20

As of June 15, 2017, Employee has accrued one (1) PTO Day for calendar 2017. The Employee shall be deemed, solely for the purposes of accruing PTO under this Section 2.6.1, to have been under continuous employment with the Company since October 1, 2013.

2.6.2       Employee is entitled to up to nine (9) personal/sick days off per calendar year (a total of up to 72 hours)(“Personal Days”). Personal Days accrue at the rate of 1.385 hours per calendar week, with each eight (8) hours accrued equal to one Personal Day. As of June 15, 2017, Employee had accrued 4.69 Personal Days for the 2017 calendar year. Unused Personal Days shall roll-over from year to year, on December 31 of each year, but shall expire on December 31st of the second year after they were originally accrued, if unused by such date.

2.6.3       Employee is entitled to take off one (1) day (eight (8) hours) per year on his birthday (“Birthday Time”). As of June 15, 2017, Employee has accrued sixteen (16) hours of Birthday Time. Birthday Time rolls over on December 31 of each year, but shall expire on December 31st of the second year after they were originally accrued, if unused by such date.

2.7.       Other Benefits. During the Term, the Company agrees to provide the Employee the same level of health insurance benefits as has been provided to Employee by W Marketing Inc. during the three months prior to the Effective Date (“Health Insurance”). The Company shall pay 50% of the cost of the Health Insurance for Employee and Employee shall pay the other 50% of the cost and can add coverage for his family at his cost.

2.8.       Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to this ARTICLE II or in connection with the termination of employment pursuant to ARTICLE III of this Agreement) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

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ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1.       Termination of Employment. Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1       upon the death of Employee;

3.1.2       upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3       upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 0 is not given by either Party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either Party (if any);

3.1.4       upon delivery to the Company of written notice of termination by Employee for any reason other than for Good Reason;

3.1.5       upon delivery to Employee of written notice of termination by the Company for Cause;

3.1.6       upon delivery of written notice of termination from Employee to the Company for Good Reason, provided, however, prior to any such termination by Employee pursuant to this Section 3.1.6, Employee shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Employee’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Employee’s salary without Employee’s consent or fails to pay Employee any compensation due him; or

3.1.7       upon delivery to Employee of written notice of termination by the Company without Cause.

3.2.       Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1       “Cause” shall mean, in the context of a basis for termination by the Company of Employee’s employment with the Company, that:

(i)       Employee materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of 0 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)       Employee commits any act of misappropriation of funds or embezzlement; or

(iii)       Employee commits any act of fraud; or

(iv)       Employee is indicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2        “Good Reason” shall mean, in the context of a basis for termination by Employee of his employment with the Company (a) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Employee, or (b) Employee’s compensation as set forth hereunder is reduced without Employee’s consent, or the Company fails to pay to Employee any compensation due to him hereunder upon five (5) days written notice from Employee informing the Company of such failure.

3.2.3       “Termination Date” shall mean the date on which Employee’s employment with the Company hereunder is terminated.

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3.3.       Effect of Termination. In the event that Employee’s employment hereunder is terminated in accordance with the provisions of this Agreement, Employee shall be entitled to the following:

3.4.

3.4.1       If Employee’s employment is terminated pursuant to Section 3.1.1 (death), Section 3.1.2 (disability), Section 3.1.3 (the end of the Initial Term if either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1 or the end of any Automatic Renewal Term pursuant to which either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1), Section 3.1.4 (without Good Reason by the Employee), or Section 3.1.5 (by the Company for Cause), Employee shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of the Termination Date and all Commissions due pursuant to the terms of this Agreement shall cease and the Company shall have no obligations to pay such Commissions, except for those accrued and unpaid as of the Termination Date.

3.4.2       If Employee’s employment is terminated by Employee pursuant to Section 3.1.6 (Good Reason), or pursuant to Section 3.1.7 (without Cause by the Company), Employee shall be entitled to continue to receive the Base Salary at the rate in effect upon the Termination Date of employment for one month, payable in accordance with the Company’s normal payroll practices and policies, as if Employee’s employment had not terminated (as applicable, the “Severance Period”). Additionally, all Commissions due pursuant to the terms of this Agreement shall cease and the Company shall have no obligations to pay such Commissions, except for those accrued and unpaid as of the Termination Date and through the Severance Period. Employee shall be entitled to no other post-employment benefits except as provided for under this Section 3.4.2.

3.4.3       As a condition to Employee’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (A) Employee must execute and deliver to the Company a written release in form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Employee’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Employee has accrued a benefit); and (B) Employee must not breach any of his covenants and agreements under ARTICLE V of this Agreement, which shall continue following the Termination Date.

3.4.4       In the event of termination of Employee’s employment pursuant to Section 3.1.5 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Employee in connection with such acts or omissions.

3.4.5       Upon termination of Employee’s employment hereunder, or on demand by the Company during the term of this Agreement, Employee will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Employee pursuant to his employment with the Company, obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

ARTICLE IV.
EMPLOYEE REPRESENTATIONS

4.1.       Employee acknowledges and confirms the following (collectively, the “Representations”), each of which shall be deemed automatically re-acknowledged and re-confirmed on each Stock Issuance Date:

4.1.1       Employee is a “sophisticated investor”,

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4.1.2       Employee is aware of, has received and had an opportunity to review (A) the (i) Company’s Annual Report on Form 10-K for the most recent year ended December 31; and (ii) the Company’s Quarterly Reports on Form 10-Q and current reports on Form 8-K (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “Probility Media” in the “Company name” field, and clicking the “Search” button), from January 1st of the most recent completed calendar year, to the later of (A) the date of this Agreement; and (B) the applicable Stock Issuance Date, in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by him of the Company; (B) has, prior to the later of (a) the date of this Agreement; and (b) the applicable Stock Issuance Date, been given an opportunity to review material contracts and documents of the Company and has had an opportunity to ask questions of and receive answers from the Company’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of the Company or any other person, nor any written representation or assurance from the Company; in connection with Employee’s acceptance of the Shares and investment decision in connection therewith. Employee acknowledges that due to his receipt of and review of the information described above, he has received similar information as would be included in a Registration Statement filed under the Securities Act;

4.1.3       Employee has such knowledge and experience in financial and business matters such that the Employee is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

4.1.4       Employee has had an opportunity to ask questions of and receive satisfactory answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of the Shares and the Company, and all such questions have been answered to the full satisfaction of such Employee;

4.1.5       Employee recognizes that an investment in the Company is a speculative venture and that the total amount of consideration applicable to the Shares is placed at the risk of the business and may be completely lost. The ownership of the Shares as an investment involves special risks;

4.1.6       Employee realizes that, if not previously registered by the Company, the Shares will not be able to be readily sold as they will be restricted securities and therefore the Shares must not be accepted unless such Employee has liquid assets sufficient to assure that such acquisition will cause no undue financial difficulties and such Employee can provide for his current needs and possible personal contingencies;

4.1.7       Employee confirms and represents that he is able (i) to bear the economic risk of his investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of his investment. Employee also represents that he has (i) adequate means of providing for his current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

4.1.8       Employee confirms and acknowledges that the Company is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by Employee, and Employee is solely responsible for determining the status, in his hands, of the Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

4.1.9       Employee confirms and acknowledges that no federal or state agency has made any finding or determination as to the fairness of the Shares for investment or any recommendation or endorsement of the Shares. The Shares have not been registered under the Securities Act or the securities laws of any State and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and such state laws; and

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4.1.10       The Shares, unless registered by the Company, will bear the following restrictive legend:

‘‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.’’

ARTICLE V.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

5.1.       Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

5.2.       Confidential/Trade Secret Information/Non-Disclosure.

5.2.1       Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Employee and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its subsidiaries, affiliates and predecessors, during the term of Employee’s employment with the Company and prior thereto. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company, its subsidiaries, affiliates or predecessors, except for information relating to the Company, or owned thereby, which shall be included in Confidential/Trade Secret Information regardless of whether supplied prior to or after the date of this Agreement, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

5.2.2       Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)       Non-Disclosure. Employee agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Employee’s job duties to the Company under this Agreement; and

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(ii)       Non-Removal/Surrender. Employee agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

5.2.3       Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Employee agrees that at no time during or after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Employee agrees that during the Term and the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Employee’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

5.3.       Non-Solicitation of Employees. Employee agrees that during the Term and during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

5.4.       Non-Solicitation During Employment. During his employment with the Company, Employee shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

5.5.       Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Employee has any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the CEO of the Company for consideration and approval or non-approval, which approval or non-approval the Employee agrees shall be binding on the Employee.

5.6.       Breach of Provisions. If Employee materially breaches any of the provisions of this ARTICLE V, or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any New York State court, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE V.

5.7.       Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.8.       Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5.1 Section 5.2, Section 5.3 or Section 5.4 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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ARTICLE VI.

ARBITRATION

6.1.       Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

6.2.       Arbitration Procedure. To commence any such arbitration proceeding, the Party commencing the arbitration must provide the other Party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other Party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Long Island, New York by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The Parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of New York, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The losing Party in the arbitration hearing shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

ARTICLE VII.

MISCELLANEOUS

7.1.       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Employee may not assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

7.2.       Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	W Marketing Inc. 1517 San Jacinto Houston, Texas 77002 Telephone: (713) 652-3937 Attention: Secretary

If to the Employee:	Jeffrey S. Spellman (Address and contact information on file)

7.3.       Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

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7.4.       Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

7.5.       Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

7.6.       Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Board.

7.7.       Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

7.8.       Attorneys’ Fees. If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, each party shall be responsible for its own attorneys’ fees as well as any costs and expenses.

7.9.       Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

7.10.       Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to principles relating to conflicts of law.

7.11.       Survival. The termination of Employee’s employment with the Company pursuant to the provisions of this Agreement shall not affect Employee’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Employee’s obligations under 0 of this Agreement.

7.12.       Legal Counsel. Employee acknowledges and warrants that (A) he has been advised that Employee’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Employee shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

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7.13.       Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

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This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Employee acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”	W MARKETING INC. a New York corporation By: /s/ Scott Forde Name: Scott Forde Title: President
“EMPLOYEE”	/s/ Jeffrey S. Spellman Jeffrey S. Spellman

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